Exhibit 99.1
Bob Brand
972-281-5335
bob.brand@kcc.com

Kimberly-Clark Announces Executive Changes
Moves designed to strengthen global business plan strategies

DALLAS, March 21, 2012 – Kimberly-Clark Corporation (NYSE: KMB) today announced executive changes that further enhance its focus to deliver its global business plan commitments and drive global expansion. Christian Brickman, 47, currently president of Kimberly-Clark Professional, has been elected president, Kimberly-Clark International, and is succeeding Bob Black, who is leaving to pursue opportunities outside the organization. Elane Stock, 47, senior vice president and chief strategy officer for Kimberly-Clark, has been elected president, Kimberly-Clark Professional, succeeding Brickman. These changes are effective May 1, 2012.

“We have a great team in place to drive our business plan strategies across the globe,” said Chairman and CEO Thomas J. Falk. “Chris and Elane are strong leaders with excellent track records. Chris brings tremendous experience and success into his K-C International role and will continue to drive the expansion of our international business. Elane’s general management and strategy experience make her the ideal successor to expand on our Kimberly-Clark Professional business aspiration to create exceptional workplaces.”

Brickman joined Kimberly-Clark in 2008 and has led the Kimberly-Clark Professional business since 2010. Previously, he successfully guided the company through its ongoing strategic planning process and the evolution of its current Global Business Plan. Prior to joining the company, he served as a principal at McKinsey and Company. Earlier in his career, he was president and CEO of Whitlock Packaging, the largest U.S. specialty beverage packaging company, and was vice president and general manager of Latin America for Guinness Brewing Worldwide.

Stock joined Kimberly-Clark in 2010 and has served as its Chief Strategy Officer since she joined the company. Prior to joining Kimberly-Clark, she served as national vice president at the American Cancer Society, and was previously a general manager of Georgia Pacific’s (Koch Industries) Color Box business. She has also held progressive management positions at McKinsey and Company both in the U.S. and Ireland.

Brickman and Stock will continue to report to Falk.

About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C’s brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 140-year history of innovation, visit www.kimberly-clark.com.

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